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                                                                    EXHIBIT 10.3


                    TAX SHARING AND INDEMNIFICATION AGREEMENT


                                    PREAMBLE

         This Tax Sharing and Indemnification Agreement (this "Agreement"), dated as of June 26, 2000, is made and entered into by and between Methode Electronics, Inc., a Delaware corporation ("Methode"), and Stratos Lightwave, Inc., a Delaware corporation ("Stratos") (each, a "Party," and, collectively, the "Parties").

                                    RECITALS

         WHEREAS, the Parties have entered into the Public Offering and Distribution Agreement, dated as of June 26, 2000 (the "Distribution Agreement"), pursuant to which Methode expects to distribute to its stockholders all of the issued and outstanding common stock of Stratos owned by Methode (the "Distribution");

         WHEREAS, the Distribution is intended to qualify as a tax-free distribution (except with respect to cash in lieu of fractional shares) under sections 355 and 361 of the Code (as defined below);

         WHEREAS, in connection with the Distribution, the Parties and certain of their Affiliates (as defined below) have engaged and will engage in certain internal restructuring transactions (the "Internal Restructuring") (the Distribution and the Internal Restructuring, collectively, the "Reorganization");


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         WHEREAS, Methode expects to receive an advance letter ruling from the
Internal Revenue Service setting forth certain United States federal income tax consequences of the Reorganization;

         WHEREAS, the Parties wish to (a) provide for the payment of tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for and provide for their cooperation in the filing of tax returns, (c) provide for certain other matters relating to taxes, and (d) set forth certain covenants and indemnities relating to the preservation of the tax treatment of the Reorganization ultimately set forth in the Letter Ruling (as defined below);

                  NOW, THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:


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                                    ARTICLE I

                     DEFINITIONS, CONSTRUCTION AND CONSENTS

         Section 1.01. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

               "Affiliate" means, with respect to a specified Person, any other Person that (i) directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person or (ii) to the extent not already covered under clause (i), is a member of the same consolidated, combined or unitary group as the specified Person for Tax purposes.

               "Agreement" has the meaning set forth in the Preamble hereof.

               "Ancillary Agreements" has the meaning set forth in the Master Separation Agreement.

               "Benefited Party" has the meaning set forth in Section 3.05 of this Agreement.

               "Class A Common Stock" means Methode Class A Common Stock.

               "Class B Common Stock" means Methode Class B Common Stock.

               "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

               "Contribution" means the transfer of assets and liabilities from Methode to Stratos pursuant to the Master Separation Agreement.

               "Contribution Date" means the date on which the Master Separation Agreement was executed.


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               "Contribution Straddle Period" means a taxable period that begins on or before and ends after the Contribution Date.

               "Detrimented Party" has the meaning set forth in Section 3.05 of this Agreement.

               "Distribution" has the meaning set forth in the Recitals of this Agreement.

               "Distribution Agreement" has the meaning set forth in the Recitals of this Agreement.

               "Distribution Date" means the date as of which the Distribution will be effected, as determined by the Board of Directors of Methode.

               "Distribution Straddle Period" means a taxable period that begins on or before and ends after the Distribution Date.

               "Federal Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein both one or more members of the Stratos Group and one or more members of the Methode Group join in the filing of such Tax Return (for any taxable period or portion thereof).

               "Federal Income Tax" means any tax imposed under Subtitle A of the Code (including the taxes imposed by sections 11, 55, 59A, 1201(a) and 1502 of the Code and the Treasury Regulations promulgated thereunder), and any other income-based United States federal tax that is hereinafter imposed, plus any interest, additions to tax or penalties applicable or related thereto.

               "Final Determination" means the final resolution of liability of a Party or any of its relevant Affiliates for any Tax for a taxable period (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by


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or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, on the date of acceptance by or on behalf of the Taxing Authority of such jurisdiction, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the IRS or other Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or
(v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

               "Indemnified Parties" has the meaning set forth in Section 5.02(a) of this Agreement.

               "Indemnifying Parties" has the meaning set forth in Section 5.02(a) of this Agreement.

               "Internal Restructuring" has the meaning set forth in the Recitals of this Agreement.

               "IRS" means the Internal Revenue Service.

               "Letter Ruling" means the advance letter ruling expected to be issued by the IRS to Methode setting forth certain Federal Income Tax consequences of the Reorganization, and any supplemental or additional letter rulings that may be issued by the IRS to any of the Parties or their Affiliates with respect to the Reorganization or any part thereof in response to a ruling


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request by Methode or Stratos that received Stratos Sole Discretion Consent or
Methode Sole Discretion Consent, respectively.

               "Liability Issue" has the meaning set forth in Section 6.01(b) of this Agreement.

               "Master Separation Agreement" means the Master Separation Agreement entered into by and between Methode and Stratos, dated as of May 28, 2000.

               "Master Transitional Services Agreement" means the Master Transitional Services Agreement entered into by and between Methode and Stratos, dated as of May 28, 2000.

               "Methode" has the meaning set forth in the Preamble of this Agreement.

               "Methode Deduction Restricted Stock" means Restricted Stock that
(i) vests after the Contribution Date and on or before the Distribution Date or
(ii) vests after the Distribution Date while held by an employee of a member of the Methode Group.

               "Methode Group" means, (i) with respect to any taxable period or portion thereof ending on or prior to the Contribution Date, Methode and its Affiliates and (ii) with respect to any taxable period or portion thereof beginning after the Contribution Date, Methode and its Affiliates other than any member of the Stratos Group.

               "Methode Reasonable Discretion Consent" means the advance, written consent of Methode, which consent may be granted or withheld in Methode's reasonable discretion.

               "Methode Returns" has the meaning set forth in Section 2.02(a) of this Agreement.

               "Methode Sole Discretion Consent" means the advance, written consent of Methode, which consent may be granted or withheld in Methode's sole and absolute discretion.


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               "Non-Federal Combined Tax" means any tax, other than a Federal
Income Tax, with respect to which a combined, consolidated or unitary return is filed or required to be filed wherein both one or more members of the Stratos Group and one or more members of the Method Group join in or are required to join in the filing of such Tax Return (for any taxable period or portion thereof).

               "Non-Federal Combined Tax Return" means any Tax Return relating to any Non-Federal Combined Tax.

               "Non-Qualified Methode Options" means all options to acquire stock of Methode.

               "Notifying Party" has the meaning set forth in Section 6.01(b) of this Agreement.

               "Opinion of Counsel" means an opinion of independent tax counsel of recognized national standing and experienced in the issues to be addressed, which independent tax counsel is acceptable to both Stratos and Methode.

               "Original Ruling Request" means the ruling request submission (together with all exhibits and appendices thereto) that was submitted to the IRS on behalf of Methode on June 23, 2000.

               "Party" and "Parties" has the meaning set forth in the Preamble of this Agreement.

               "Paying Party" has the meaning set forth in Section 3.09 of this Agreement.

               "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity (regardless of whether such entity is disregarded as an entity separate from its owner for Federal Income Tax purposes).

               "Post-Contribution Period" means a taxable period that begins after the Contribution Date.


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               "Post-Distribution Period" means a taxable period that begins after the Distribution Date.

               "Pre-Contribution Period" means a taxable period that ends on or before the Contribution Date.

               "Pre-Distribution Period" means a taxable period that ends on or before the Distribution Date.

               "Public Offering" means the initial public offering by Stratos of shares of Stratos common stock pursuant to the S-1.

               "Pro Forma Stratos Group Combined Return" means a pro forma Non-Federal Combined Tax Return or other schedule prepared with respect to the Stratos Group pursuant to Section 3.04 of this Agreement.

               "Pro Forma Stratos Group Consolidated Return" means a pro forma consolidated Federal Income Tax Return or other schedule prepared with respect to the Stratos Group pursuant to Section 3.04 of this Agreement.

               "Receiving Party" has the meaning set forth in Section 3.09(c) of this Agreement.

               "Registration Rights Agreement" means the Registration Rights Agreement entered into by and between Methode and Stratos, dated as of June 26, 2000.

               "Reorganization" has the meaning set forth in the Recitals of this Agreement.

               "Representative" means with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.

               "Restricted Period" means the period beginning on the Distribution Date and ending two years and one day thereafter.


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               "Restricted Stock" means stock issued under the Methode
Electronics, Inc. Incentive Stock Award Plan, including any shares of Stratos stock distributed to holders of shares of restricted Methode stock in connection with the Distribution.

               "Ruling Request" means the Original Ruling Request and any supplemental letter ruling requests submitted to the IRS by Methode or Stratos (after obtaining Stratos Sole Discretion Consent or Methode Sole Discretion Consent, as applicable), pursuant to which the Letter Ruling is issued.

               "Stratos" has the meaning set forth in the Preamble of this Agreement.

               "Stratos Deduction Restricted Stock" means Restricted Stock that vests after the Distribution Date while held by an employee of a member of the Stratos Group.

               "Stratos Group" means, with respect to any taxable period or portion thereof, Stratos and any Person that directly, or indirectly through one or more intermediaries, is controlled by Stratos.

               "Stratos Group Combined Tax Liability" has the meaning set forth in Section 3.04 of this Agreement.

               "Stratos Group Federal Income Tax Liability" has the meaning set forth in Section 3.04 of this Agreement.

               "Stratos LLC" means Stratos Lightwave, LLC, a Delaware limited liability company.

               "Stratos Reasonable Discretion Consent" means the advance, written consent of Stratos, which consent may be granted or withheld in Stratos' reasonable discretion.

               "Stratos Returns" has the meaning set forth in Section 2.02(b) of this Agreement.


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               "Stratos Sole Discretion Consent" means the advance, written consent of Stratos, which consent may be granted or withheld in Stratos' sole and absolute discretion.

               "Subsequent Benefit Decrease Event" has the meaning set forth in
Section 3.08 of this Agreement.

               "Subsequent Benefit Increase Event" has the meaning set forth in
Section 3.08 of this Agreement.

               "Subsequent Restricted Stock Benefit Decrease Event" has the meaning set forth in Section 3.09 of this Agreement.

               "Subsequent Restricted Stock Benefit Increase Event" has the meaning set forth in Section 3.09 of this Agreement.

               "S-1" means the registration statement on Form S-1, Registration No. 333-34864, originally filed by Stratos with the Securities and Exchange Commission on April 14, 2000 in connection with the initial public offering of Stratos common stock, as it has been or may be amended.

               "Tainting Act" has the meaning set forth in Section 5.02(a) of this Agreement.

               "Tax" means any form of taxation imposed by a national, municipal, governmental, administrative, judicial, state, federal, foreign, or other body (a "Taxing Authority"), regardless of when such form of taxation was or is created or imposed, including any net income, alternative or add-on minimum, gross income, sales, use, ad valorem, escheat, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, government fee or other like assessment or charge of any kind whatsoever,


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together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.

               "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax.

               "Tax Benefit" means an amount by which the Tax liability of an Indemnified Party is reduced (including by (i) deduction, (ii) reduction of income by virtue of increased tax basis or otherwise, or (iii) entitlement to a Tax refund, credit or otherwise).

               "Tax Controversy" has the meaning set forth in Section 6.02(a) of this Agreement.

               "Tax Detriment" means an amount by which the Tax liability of an Indemnified Party is increased (including by decreases in Tax refunds and credits).

               "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item that may have the effect of increasing or decreasing Taxes paid or payable.

               "Tax Practices" has the meaning set forth in Section 2.01 of this Agreement.

               "Tax Return" means any return, filing, questionnaire or other document required to be filed or that may be filed (including requests for extensions of time, filings made with estimated Tax payments, claims for refund, elections or amended returns) for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such return, filing, questionnaire or other document).

               "Taxing Authority" has the meaning set forth in the definition of the term "Tax" in this Section 1.01.


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               "Treasury Regulations" means the regulations promulgated under the Code, and any successor provisions thereof, as in effect for the relevant taxable period.

         Section 1.02. INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. The definitions in Section 1.01, above, shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

         Section 1.03. CONSENTS. Methode and Stratos each agree to use their best efforts to respond to any request for Methode Sole Discretion Consent or Methode Reasonable Discretion Consent, or Stratos Sole Discretion Consent or Stratos Reasonable Discretion Consent, respectively, within 30 days of the receipt of a written request from the other Party for such consent.


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                                   ARTICLE II

                      PREPARATION AND FILING OF TAX RETURNS

         Section 2.01. MANNER OF FILING. All Tax Returns filed by any Party (including any Affiliate of any Party) after the date of this Agreement shall be prepared on a basis that is consistent with the Letter Ruling and shall be filed on a timely basis (including extensions) by the Party responsible for such filing under this Agreement. All Tax Returns filed after the date of this Agreement by Stratos or any other member of the Stratos Group with respect to taxable periods beginning prior to the end of the Restricted Period shall (except to the extent of Stratos' receipt of Methode Reasonable Discretion Consent) be prepared in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of taxation (collectively, "Tax Practices") used by Methode and its Affiliates for the most recent taxable period ending on or before May 1, 1999 for which Tax Returns involving similar items have been or are filed by the applicable member of the Methode Group; PROVIDED, HOWEVER, that Stratos and other members of the Stratos Group may make such new Tax elections or adopt such new methods of accounting for Post-Distribution Periods as are permitted under applicable Tax laws, and PROVIDED, FURTHER, that Stratos and other members of the Stratos Group shall not be required to follow a Tax Practice that is determined by a Final Determination to be unlawful.

         Section 2.02. RESPONSIBILITY FOR FILING.(a) Methode shall have the sole and exclusive responsibility for the preparation and filing of (i) all Tax Returns for Pre-Distribution Periods and, except as provided to the contrary in
Section 2.02(b) below, any Distribution Straddle Period, and (ii) all Tax Returns for (or that relate to the businesses, assets or activities of) the Methode Group for Post-Distribution Periods (the Tax Returns described in (i) and (ii), collectively, the "Methode Returns").


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               (b) Stratos shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns for (or that relate to the businesses, assets or activities of) the Stratos Group (i) for Post-Distribution Periods and (ii) for any Distribution Straddle Period, PROVIDED that such Distribution Straddle Period Tax Return does not relate to or include any Tax Item attributable to any business, asset or activity of any member of the Methode Group, and PROVIDED, FURTHER, that, to the extent Methode is responsible pursuant to Article III hereof for any Taxes shown on the Distribution Straddle Period Tax Return, Stratos shall provide to Methode for its review a copy of any such Distribution Straddle Period Tax Return at least 45 days prior to the due date thereof (including extensions), and Methode shall provide comments to Stratos within 30 days after its receipt thereof (the Tax Returns described in (i) and (ii), collectively, the "Stratos Returns").

               (c) The preparation and/or filing by Methode or one of its Affiliates of any Stratos Return under the Master Transitional Services Agreement or any other Ancillary Agreement shall not cause such Tax Return to be characterized as a Methode Return for purposes of this Agreement, and shall not otherwise affect the rights, responsibilities, obligations or liabilities of the Parties under this Agreement.

         Section 2.03. AMENDED RETURNS AND OTHER MATTERS PERTAINING TO TAXES FOR PRE-DISTRIBUTION PERIODS AND DISTRIBUTION STRADDLE PERIODS. (a) Unless requested by Methode (in which event Stratos shall comply with such request, and Methode shall reimburse Stratos for reasonable third-party costs and expenses directly related thereto), neither Stratos nor any of its Affiliates shall file or permit to be filed any amended Tax Return with respect to any Pre-Distribution Period or any Distribution Straddle Period without obtaining Methode Reasonable Discretion Consent.


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         (b) Unless required by applicable law, neither Methode nor any of its
Affiliates on the one hand, nor Stratos nor any of its Affiliates on the other hand, shall, with respect to any Tax relating to (i) any Pre-Distribution Period or any Distribution Straddle Period or (ii) any matter that is the subject of this Agreement, the Distribution Agreement or any of the Ancillary Agreements, take any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that might adversely affect Stratos or any of its Affiliates or Methode or any of its Affiliates, respectively, with respect to Taxes without obtaining Stratos Reasonable Discretion Consent or Methode Reasonable Discretion Consent, respectively.

         Section 2.04. TREATMENT OF PAYMENTS. The Parties agree that any indemnity payments made among the Parties pursuant to this Agreement, Article 5 of the Distribution Agreement, Article 5 of the Master Separation Agreement,
Section 2.9 of the Registration Rights Agreement, Section 8.2 of the Master Transitional Services Agreement, or any other similar provision of any Ancillary Agreement, the Distribution Agreement or the Master Separation Agreement shall be treated for all Tax purposes as nontaxable payments (dividends or capital contributions, as the case may be) made immediately prior to the Distribution, unless, and then only to the extent, (i) otherwise required by a Final Determination or the Letter Ruling or (ii) in the judgment of Methode and Stratos the payment may not reasonably be so treated.


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                                   ARTICLE III

                         ALLOCATION AND PAYMENT OF TAXES

         Section 3.01. IN GENERAL. The Parties agree to (i) allocate their respective shares of Taxes, and (ii) make payments to Taxing Authorities and each other with respect to Taxes, in each case, as provided in this Agreement.

         Section 3.02. ALLOCATION AND PAYMENT OF TAXES, GENERALLY. Except as otherwise provided in this Agreement:

               (a) Methode shall (i) pay or cause to be paid to the relevant Taxing Authority, or to Stratos, if Stratos has responsibility for filing the relevant Tax Return, (ii) indemnify and hold the Stratos Group harmless against, and (iii) be entitled to all refunds of (x) all Taxes for Pre-Contribution Periods (including the portion of Taxes that is allocated to Pre-Contribution Periods pursuant to Section 3.03, below) and (y) all Taxes for Post-Contribution Periods (including the portion of Taxes that is allocated to Post-Contribution Periods pursuant to Sections 3.03 and 3.04, below) that are allocable to the Methode Group; and

               (b) Stratos shall (i) pay or cause to be paid to the relevant Taxing Authority, or to Methode, if Methode has responsibility for filing the relevant Tax Return, (ii) indemnify and hold the Methode Group harmless against, and (iii) be entitled to all refunds of all Taxes for Post-Contribution Periods (including the portion of Taxes that is allocated to Post-Contribution Periods pursuant to Sections 3.03 and 3.04, below) that are allocable to the Stratos Group.

         Section 3.03. ALLOCATION OF CERTAIN STAND ALONE TAXES. For purposes of this Agreement, in the case of Taxes (i) with respect to which Tax Returns are not filed on a consolidated, combined or unitary basis that include both one or more members of the Methode


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Group and one or more members of the Stratos Group and (ii) that are attributable to a Contribution Straddle Period, the following allocations shall apply:

               (a) In the case of periodic Taxes that are not based on income or receipts (E.G., property taxes), the Contribution Straddle Period shall be treated as if it were divided into a Pre-Contribution Period and a Post-Contribution Period and such periodic Taxes shall be allocated between such Pre-Contribution Period and such Post-Contribution Period based upon the ratio of (i) the number of days in the taxable period (x) before and including the Contribution Date (with respect to the Pre-Contribution Period) or (y) following the Contribution Date (with respect to the Post-Contribution Period) and (ii) the number of days in the entire taxable period. Methode shall pay or cause to be paid (to Stratos, with respect to Stratos Returns, and to the relevant Taxing Authority with respect to Methode Returns) and shall indemnify and hold the Stratos Group harmless against those Taxes that are allocated in accordance with this Section 3.03(a) to (1) a Pre-Contribution Period or (2) the Methode Group with respect to a Post-Contribution Period. Stratos shall pay or cause to be paid (to Methode, with respect to any Methode Returns, and to the relevant Taxing Authority, with respect to any Stratos Returns), and shall indemnify and hold the Methode Group harmless against those Taxes that are allocated in accordance with this Section 3.03(a) to the Stratos Group with respect to a Post-Contribution Period.

               (b) In the case of Taxes that are not described in Section 3.03(a), above, the Contribution Straddle Period shall be treated as if it were divided into a Pre-Contribution Period comprised of the portion of the Contribution Straddle Period ending on the Contribution Date and a Post-Contribution Period comprised of the portion of the Contribution Straddle Period following the Contribution Date and such Taxes shall be allocated between such Pre-Contribution Period and such Post-Contribution Period by allocating Tax Items between such


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Pre-Contribution Period and Post-Contribution Period based upon an actual closing of the books as of the close of business on the Contribution Date, PROVIDED, HOWEVER, that (i) any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Contribution Date prior to or at the time of the Contribution will be allocated to the Pre-Contribution Period, and any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Contribution Date after the Contribution shall be allocated to the Post-Contribution Period, in each case in accordance with the principles of Treasury Regulation section 1.1502-76(b)(1) and (ii) any Tax Items attributable to Non-Qualified Methode Options and Methode Deduction Restricted Stock will be allocated to the Pre-Contribution Period. Methode shall pay or cause to be paid (to Stratos, with respect to any Stratos Returns, and to the relevant Taxing Authority, with respect to any Methode Returns), and shall indemnify and hold the Stratos Group harmless against, the amount of Taxes attributable to those Tax Items allocated in accordance with this Section 3.03(b) to (i) a Pre-Contribution Period or (ii) to the Methode Group with respect to a Post-Contribution Period. Stratos shall pay or cause to be paid (to Methode, with respect to any Methode Returns, and to the relevant Taxing Authority, with respect to any Stratos Returns), and shall indemnify and hold the Methode Group harmless against, the amount of Taxes attributable to those Tax Items allocated in accordance with this Section 3.03(b) to the Stratos Group with respect to a Post-Contribution Period.

         Section 3.04. ALLOCATION OF CERTAIN CONSOLIDATED TAXES. (a) For any Post-Contribution Period and any Contribution Straddle Period with respect to which Tax Returns are filed on a consolidated, combined or unitary basis, which Tax Returns include both one or more members of the Methode Group and one or more members of the Stratos Group, for purposes of determining the amount of Stratos' payment to Methode under Section 3.02(b) hereof, Stratos


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shall owe an amount equal to the sum of the Stratos Group Federal Income Tax
Liability and the Stratos Group Combined Tax Liability for such taxable period.

               (b) No later than 30 days after the filing of any Federal Consolidated Return for any Post-Contribution Period, or Contribution Straddle Period, as the case may be, Methode and Stratos shall prepare a Pro Forma Stratos Group Consolidated Return. The Stratos Group Federal Income Tax Liability shall be the Stratos Group's liability for Federal Income Taxes for such taxable period, as determined on such Pro Forma Stratos Group Consolidated Return prepared: (i) on the basis of the Federal Consolidated Return for such period, determined by (x) including only Tax Items of members of the Stratos Group which are included in the Federal Consolidated Return other than any Tax Items relating to Non-Qualified Methode Options and Methode Deduction Restricted Stock, (y) allocating Tax Assets to the Stratos Group to the extent that the Tax Asset was created by a member of the Stratos Group after the Contribution Date and such Tax Asset was actually utilized on the relevant Federal Consolidated Return, and (z) in the case of any Contribution Straddle Period, taking into account only the Tax Items of the Stratos Group relating to the portion of such taxable period following the Contribution Date, calculated employing the closing of the books methodology described in Section 3.03(b) above and (ii) applying the actual federal corporate Tax rate of the combined Methode Group and Stratos Group for such taxable period (or portion thereof).

               (c) No later than 30 days after the filing of each Non-Federal Combined Tax Return for any Post-Contribution Period or Contribution Straddle Period, as the case may be, Methode and Stratos shall prepare a Pro Forma Stratos Group Combined Return. The Stratos Group Combined Tax Liability shall be the sum for such taxable period of the Stratos Group's liability for each Non-Federal Combined Tax, as determined on such Pro Forma Stratos Group Combined Return, which Pro Forma Stratos Group


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Combined Return shall be prepared in a manner consistent with the principles and procedures set forth in Section 3.04(b) above, for preparing the Pro Forma Stratos Group Consolidated Return.

               (d) In accordance with Section 3.02(b) hereof, Stratos shall promptly pay to Methode its Stratos Group Federal Income Tax Liability and Stratos Group Combined Tax Liability as reflected on the Pro Forma Stratos Group Consolidated Return or Pro Forma Stratos Group Combined Return. If the Pro Forma Stratos Group Consolidated Return or the Pro Forma Stratos Group Combined Return reflects a loss for the Post-Contribution Period, or Contribution Straddle Period, as the case may be, Methode shall promptly pay to Stratos the actual Tax benefit, if any, obtained by reason of such loss by members of the Methode Group.

         Section 3.05. ADJUSTMENTS. If any adjustment is made to any Tax Return relating to a Party or any of its Affiliates (whether such adjustment is the result of or in settlement of any audit, other administrative proceeding or judicial proceeding or the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise) and there is a correlative adjustment applicable to another Party or any of its Affiliates for any taxable period (or portion thereof) ending after the Contribution Date, the Party whose adjustment is favorable (I.E., the Party to which there inures, directly or indirectly, a net Tax Benefit as a result of any adjustment) (the "Benefited Party") shall pay to the Party whose adjustment is unfavorable (I.E., the Party which suffers, directly or indirectly, a net Tax Detriment as a result of any adjustment) (the "Detrimented Party"), the amount of such net Tax Benefit, at such time or times as and to the extent that such benefit is realized through a refund of Tax or actual reduction in the amount of Tax that the Benefited Party otherwise would have paid if such adjustment had not been made; provided, that the Benefited Party shall not be obligated to make any payment pursuant to this Section 3.05 in respect of a net Tax Benefit to the extent that the amount of such payment would exceed (a) the aggregate amount of all prior net Tax Detriments suffered by the Detrimented Party with respect to adjustments that are the subject of this Section 3.05 less
(b) the aggregate amount of all prior payments made by the Benefited Party under this Section 3.05.

         Upon notice from any Party hereto regarding any event (including the filing of an amended Tax Return or the occurrence of an audit or other proceeding) that could give rise to a Tax Detriment to such Party, a Party having a potential Tax Benefit with respect to the same underlying adjustment shall take all actions as may be necessary to maximize any correlative adjustment that might ultimately result in payments by the Benefited Party to the Detrimented Party hereunder, and shall coordinate with the Party with the potential Tax Detriment with respect to the taking of such actions.

         Section 3.06. MANNER OF PAYMENT. Except as otherwise provided in this Agreement, any payment required to be made among the Parties pursuant to this
Article III with respect to any Tax Return shall be made by the Party obligated to make such payment (i) in the case of a refund of Tax (whether by way of payment, credit, or offset against any payments due or otherwise), within 30 business days after receipt of such refund, (ii) in the case of the payment of Tax with respect to any Tax Return other than a Contribution Straddle Period Tax Return, within 30 days after the later of such payment of Tax to the relevant Taxing Authority (including a deemed payment through the use of a Tax loss, credit, deduction or other allowance) and the delivery of written demand for the payment hereunder to the Party obligated to make such payment and (iii) in the case of the payment of Tax with respect to any Contribution Straddle Period Tax Return, on or before the later of the date such Contribution Straddle Period Tax Return is filed or 15 days following the delivery of written demand for the payment hereunder to the Party obligated to make such payment. Any payment described in clause (i), above, and any demand for payment described in clause (ii) or (iii), above, shall be accompanied by a calculation setting forth the basis for the amount paid or demanded. Any payment that is required under this Agreement that is not made within the prescribed time period shall thereafter bear interest at a fluctuating rate per annum equal to the prime commercial lending rate publicly announced by Bank of America or any successor thereto at its principal office (or any alternative rate substituted therefor by such bank).

         Section 3.07. CARRYBACKS. Stratos shall be entitled to any refund for any Tax obtained by the Methode Group as a result of the carryback of losses or credits of any member of the Stratos Group from any taxable period (or portion thereof) beginning after the Contribution Date to any taxable period (or portion thereof) ending on or before the Contribution Date (without duplication of any amounts pursuant to this Agreement including Section 3.04 hereof), provided that Stratos has received Methode Reasonable Discretion Consent with respect to such carryback. Such refund shall be limited to the net amount received by the Methode Group (by refund, offset against other Taxes or otherwise), net of any net Tax cost and other expenses incurred by the Methode Group with respect to such refund, and shall be paid within 30 days after payment is received (or deemed received by reason of the reduction of Taxes otherwise payable) by Methode from a Taxing Authority. The application of any such carrybacks by Stratos and/or any Affiliate of Stratos shall be in accordance with the Code and the consolidated return regulations promulgated thereunder or other applicable Tax laws. Stratos shall reimburse and indemnify Methode for any costs (including any interest, fines and penalties) resulting from the carryback of any item under this paragraph. Notwithstanding this Section 3.07, Stratos and any member of the Stratos Group shall have the right, in its sole discretion, to make any election regarding any such carrybacks, including the election under section 172(b)(3) of the Code, that would eliminate or limit the carryback from a Post-Distribution Period of any loss or credit to any taxable period ending on or before the Distribution Date.

         Section 3.08. DEDUCTIONS ATTRIBUTABLE TO NON-QUALIFIED METHODE OPTIONS. Stratos agrees to pay to Methode any benefit received by the Stratos Group that is attributable to any transactions or items relating to the Non-Qualified Methode Options to the extent that such transactions or items relating to Non-Qualified Methode Options have not already been taken into account under
Section 3.03 or Section 3.04 in determining the allocation of Taxes among the Parties. The benefit payable by Stratos to Methode under this Section 3.08 with respect to any taxable period shall equal the excess of (i) the amount of Taxes that the Stratos Group would have paid in the absence of any transactions or items with respect to the Non-Qualified Methode Options over (ii) the amount of Taxes actually payable by the Stratos Group. Payment of such benefit shall be made within 30 days after the filing of the Tax Return for any taxable period in which a benefit is realized by the Stratos Group with respect to the Non-Qualified Methode Options (including through the use of a net operating loss that is created or increased by any transaction or item relating to the Non-Qualified Methode Options). If subsequent to Stratos' payment of any such amount, there is (A) a Final Determination under applicable law to the effect that all or part of the deduction giving rise to such payment was not allowable or available, or (B) a reduction in the amount of the benefit the Stratos Group realizes as a result of a Final Determination increasing the amount of income or gain associated with those transactions, Methode shall repay to Stratos within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Decrease Event") any amount that would have not been payable to Methode pursuant to this Section 3.08 had the amount of the benefit been initially determined in light of the Subsequent Benefit Decrease Events, together with the amount of any interest and penalties payable to any Taxing Authority with respect to those amounts. If subsequent to Stratos' payment of any amount under this Section 3.08, there is (A) a Final Determination under applicable law to the effect that a deduction giving rise to such payment exceeded the amount claimed or (B) an increase in the amount of the benefit Stratos realizes as a result of a Final Determination decreasing the amount of income or gain associated with those transactions, Stratos shall pay to Methode within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Increase Event") any additional amount that would have been payable to Methode pursuant to this
Section 3.08 had the amount of the benefit been initially determined in light of the Subsequent Benefit Increase Events. Stratos shall take all actions as shall be necessary to maximize the amounts payable by Stratos to Methode under this
Section 3.08 and shall coordinate with, and follow the instruction of, Methode with respect to the taking of such actions.

         Section 3.09. DEDUCTIONS ATTRIBUTABLE TO RESTRICTED STOCK. (a) Stratos agrees to pay to Methode any benefit received by the Stratos Group that is attributable to any transactions or items relating to Methode Deduction Restricted Stock to the extent that such transactions or items have not already been taken into account under Section 3.03 or Section 3.04 in determining the allocation of Taxes among the Parties.

               (b) Methode agrees to pay to Stratos any benefit received by the Methode Group that is attributable to any transactions or items relating to Stratos Deduction Restricted Stock.

               (c) The benefit payable under this Section 3.09 by one Party (the "Paying Party") to another Party (the "Receiving Party") with respect to any taxable period shall equal the excess of (i) the amount of Taxes that the Paying Party would have paid in the absence of any transactions or items relating to the Restricted Stock in question over (ii) the amount of Taxes actually payable by the Paying Party. Payment of such benefit shall be made within 30 days after the filing of the Tax Return for any taxable period in which a benefit is realized by the Paying Party with respect to the Restricted Stock in question (including through the use of a net operating loss that is created or increased by any transaction or item relating to the Restricted Stock). If subsequent to the Paying Party's payment of any such amount, there is
(A) a Final Determination under applicable law to the effect that all or part of the deduction giving rise to such payment was not allowable or available, or (B) a reduction in the amount of the benefit the Paying Party realizes as a result of a Final Determination increasing the amount of income or gain associated with those transactions, the Receiving Party shall repay to the Paying Party within 30 days of any event described in (A) or (B) (a "Subsequent Restricted Stock Benefit Decrease Event") any amount that would have not been payable to the Receiving Party pursuant to this Section 3.09 had the amount of the benefit been initially determined in light of the Subsequent Restricted Stock Benefit Decrease Events, together with the amount of any interest and penalties payable to any Taxing Authority with respect to those amounts. If subsequent to the Paying Party's payment of any amount under this Section 3.09, there is (A) a Final Determination under applicable law to the effect that a deduction giving rise to such payment exceeded the amount claimed or (B) an increase in the amount of the benefit the Paying Party realizes as a result of a Final Determination decreasing the amount of income or gain associated with those transactions, the Paying Party shall pay to the Receiving Party within 30 days of any event described in (A) or (B) (a "Subsequent Restricted Stock Benefit Increase Event") any additional amount that would have been payable to the Receiving Party pursuant to this Section 3.09 had the amount of the benefit been initially determined in light of the Subsequent Restricted Stock Benefit Increase Events. The Paying Party shall take all actions as shall be necessary to maximize the amounts payable by the Paying Party to the Receiving Party under this Section
3.09 and shall coordinate with, and follow the instruction of, the Receiving Party with respect to the taking of such actions.

         Section 3.10. CERTAIN DISPUTES REGARDING TAX LIABILITIES. In the event of a dispute regarding (i) the acceptance or rejection of comments provided by Methode to Stratos pursuant to the second proviso of Section 2.02(b), (ii) the treatment of indemnity payments pursuant to Section 2.04, (iii) the allocation of liability pursuant to the provisions of this Article III, (iv) a payment for the use of losses or credits attributable to the Stratos Group pursuant to
Section 3.04 or 3.07, above, or (v) a payment pursuant to Section 3.08 or 3.09, above, the Parties to the dispute shall employ (and equally share the expense of) a mutually acceptable and jointly engaged nationally recognized public accounting firm to determine the proper allocation of such liability or amount of such payment. In the event the Parties are unable to agree to a mutually acceptable nationally recognized accounting firm within 10 days, the Parties shall each select a nationally recognized accounting firm, which accounting firms shall select a third nationally recognized accounting firm, which third nationally recognized accounting firm shall be jointly engaged by the Parties to determine the proper allocation of such liability or amount of such payment.

                                   ARTICLE IV

                          REPRESENTATIONS AND COVENANTS

         Section 4.01. STRATOS REPRESENTATIONS. (a) Stratos has reviewed the Original Ruling Request and, to the best of Stratos' knowledge, these materials, including any representations and statements concerning Stratos, its business operations, capital structure and/or organization, are true, complete and accurate in all material respects. Stratos shall, and shall cause each member of the Stratos Group to, comply in all material respects with each representation and statement concerning Stratos and/or the Stratos Group made in the Ruling Request and in the Letter Ruling, including statements relating to actions intended to facilitate (i) Stratos' use of the proceeds of the initial public offering of its stock, (ii) Stratos' improvement of operations and management focus with respect to its business and (iii) line-of-sight compensation. Without limiting the generality of the foregoing, with respect to any representation or statement made by, on behalf of, or with respect to Stratos or the Stratos Group in connection with the Ruling Request or the Letter Ruling, and to the extent such representation or statement relates to future actions or events under their control, neither Stratos nor any member of the Stratos Group will take (or fail to take) any action during the Restricted Period that would have caused such representation or statement to be untrue if Stratos or any member of the Stratos Group had planned or intended to take (or fail to take) such action at the time such representation or statement was made by or on behalf of Stratos or the Stratos Group.

               (b) Stratos hereby represents and warrants that it has no intention to undertake any of the transactions set forth in Section 4.02(a)(ii), below, nor does Stratos or any member of the Stratos Group have any intention to cease to engage directly in the active conduct of its trade or business (within the meaning of section 355(b)(2) of the Code), including the ownership and operation of the plant and facilities currently located on Wilson Avenue.

         Section 4.02. STRATOS COVENANTS. (a) Stratos covenants and agrees on behalf of itself and each other member of the Stratos Group that during the Restricted Period:

               (i) Stratos and the members of the Stratos Group will continue to engage in the optical products business (including the design and manufacture of fiberoptic products and optical subsystems) and will continue to maintain a substantial portion of their respective assets and business operations as they existed immediately prior to the Distribution.

               (ii) Except as provided in Section 4.02(d), below, neither Stratos nor any of its Affiliates nor any of its or their respective Representatives will undertake, authorize, approve, recommend, permit, facilitate, enter into negotiations or any contract, or consummate, any transaction or series of related or unrelated transactions with respect to:

                    (1) the issuance of stock, or any instrument that could
               constitute equity for Federal Income Tax purposes, of Stratos or any Affiliate thereof (or any instrument or contract with respect to either, including options, warrants, rights or securities exercisable for, or convertible into, stock, or any instrument that could constitute equity for Federal Income Tax purposes, of Stratos or an Affiliate of Stratos) other than (i) in the Public Offering and (ii) options and restricted and unrestricted stock
               (A) issued pursuant to the Stratos Lightwave, Inc. 2000 Stock Plan, in an amount not to exceed, in the aggregate, 3,750,000 shares or options to acquire shares of Stratos common stock or
               (B) the issuance (or in the case of an
               option, issuance and exercise) of which is not treated, pursuant to the Letter Ruling, as an "acquisition" of stock for purposes of section 355(e) of the Code;

                    (2) the capital stock of, or other equity interest in,
               Stratos or any of its Affiliates, including any redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of Stratos or any of its Affiliates (or any announcement of any such action), other than (A) stock acquisitions permitted under Section 4.02(a)(ii)(1), above, and
               (B) normal market trading;

                    (3) the transfer of assets to any Person in which Stratos or any of its Affiliates holds, directly or indirectly, any stock, option, debt or other interest;

                    (4) any disposition of assets that is outside the ordinary course of business;

                    (5) the effectuation of any recapitalization of Stratos or any of its Affiliates, including any stock split, reverse stock split, stock dividend or other change in capital structure (other than the repayment of any indebtedness outstanding immediately after the Distribution); and

                    (6) the making of any election under Treasury Regulations
               promulgated under Code Section 7701, or any successor regulation or provision, or the taking of any action or the failure to take any action that could cause an entity disregarded as an entity separate from its owner for Federal Income Tax purposes not to be disregarded (including the transfer of any interest in Stratos LLC by Stratos).

               (b) Stratos covenants and agrees, on behalf of itself and each other member of the Stratos Group, that neither Stratos nor any other member of the Stratos Group will take any position (on a Tax Return, in a Tax proceeding or audit, or otherwise) that is inconsistent with the Ruling Request or the Letter Ruling.

               (c) Stratos covenants and agrees, on behalf of itself and each other member of the Stratos Group, that, in addition to the other representations, warranties, covenants and agreements set forth in this Agreement, Stratos and each member of the Stratos Group will take, or refrain from taking, as the case may be, such actions as Methode may require as necessary to ensure that the Reorganization qualifies for the intended Tax treatment, including such actions as Methode determines may be necessary to preserve the Tax treatment set forth in the Letter Ruling. Without limiting the generality of the foregoing, Stratos covenants and agrees, on behalf of itself and each other member of the Stratos Group, that Stratos and each member of the Stratos Group shall cooperate with Methode if Methode determines to obtain additional IRS rulings with respect to the Reorganization or any portion thereof, including rulings pertaining to whether any actual or proposed change in facts and circumstances affects the Tax treatment of the Reorganization or any portion thereof, and Methode shall reimburse Stratos for reasonable third-party costs and expenses directly related to requests for additional IRS rulings that are initiated by Methode.

               (d) Following the Distribution Date, Stratos and its Affiliates may take any action or engage in conduct otherwise prohibited by this Section
4.02 so long as prior to such action or conduct, as the case may be, Stratos obtains Methode Sole Discretion Consent and, if Methode so requires, Methode or Stratos receives (A) a ruling from the IRS in form and substance satisfactory to Methode, in its sole and absolute discretion, and upon which Methode can rely, to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter

Ruling, or (B) an Opinion of Counsel that is in form and substance satisfactory to Methode, in its sole and absolute discretion, and upon which Methode can rely (which ruling or Opinion of Counsel, as the case may be, shall be obtained at the sole cost and expense of Stratos), to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling.

               (e) Notwithstanding any other provision of this Agreement, Stratos covenants, on behalf of itself and each other member of the Stratos Group, that neither Stratos nor any member of the Stratos Group will apply for any additional IRS ruling pertaining to the Reorganization or any portion thereof unless, prior to so applying, Stratos obtains Methode Sole Discretion Consent. Methode shall be entitled to review and approve any request for, or document relating to, any such ruling prior to its submission to the IRS.

               (f) Stratos recognizes that any failure by it or any of its Affiliates to comply with their obligations under this Section 4.02 may result in additional Taxes which could cause irreparable harm to Methode, the Methode Affiliates and their stockholders, and that such Persons may be inadequately compensated by monetary damages for such failure. Accordingly, if Stratos or any Stratos Affiliate shall fail to comply with any obligation under this Section 4.02, then the Parties agree that Methode and each Methode Affiliate shall be entitled to specific performance by Stratos or any Stratos Affiliate, as the case may be, of their obligations set forth in this Section 4.02 and/or injunctive relief in addition to any other remedies.

         Section 4.03. METHODE REPRESENTATIONS. (a) Methode has reviewed the Original Ruling Request and, to the best of Methode's knowledge, these materials, including any representations and statements concerning Methode, its business operations, capital structure and/or organization, are complete and accurate in all material respects. Methode shall, and shall cause each member of the Methode Group to, comply in all material respects with each such representation and statement concerning Methode and/or the Methode Group made in the Ruling Request and in the Letter Ruling. Without limiting the generality of the foregoing, with respect to any representation or statement made by, or on behalf of, Methode or the Methode Group in connection with the Ruling Request or the Letter Ruling, and to the extent such representation or statement relates to future actions or events under their control, neither Methode nor any member of the Methode Group will take (or fail to take) any action during the Restricted Period that would have caused such representation or statement to be untrue if Methode or any member of the Methode Group had planned or intended to take (or fail to take) such action at the time such representation or statement was made by or on behalf of Methode or the Methode Group.

               (b) Methode hereby represents and warrants that it has no intention to undertake any of the transactions set forth in Section 4.04(a)(ii), below, nor does Methode or any member of the Methode Group have any intention to cease to engage directly in the active conduct of its trade or business (within the meaning of section 355(b)(2) of the Code), including the ownership and operation of the plant and facilities currently located in Carthage, Illinois.

         Section 4.04. METHODE COVENANTS. (a) Methode covenants and agrees on behalf of itself and each other member of the Methode Group that during the Restricted Period:

               (i) Methode and the members of the Methode Group will continue to engage in the automotive products business and will continue to maintain a substantial portion of their respective assets and business operations as they existed immediately prior to the Distribution;

               (ii) Except as provided in Section 4.04(d), below, neither Methode nor any of its Affiliates nor any of its or their respective Representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into negotiations or any contract, or consummate, any transaction or series of related or unrelated transactions with respect to:

                    (1) the issuance of stock, or any instrument that could
               constitute equity for Federal Income Tax purposes, of Methode or any Affiliate thereof (or any instrument or contract with respect thereto, including options, warrants, rights or securities exercisable for, or convertible into, stock, or any instrument that could constitute equity for Federal Income Tax purposes, of Methode or an Affiliate of Methode) in a single transaction or in a series of related or unrelated transactions other than (x) options and stock (A) issued pursuant to the Methode Electronics, Inc. 1997 Stock Plan, as approved by the Board of Directors of Methode on June 27, 1997 (without regard to subsequent amendments thereto), in an amount not to exceed, in the aggregate, 2,000,000 shares or options to acquire shares of Class A Common Stock (such number to be adjusted immediately after the Distribution in a manner consistent with the spread and ratio tests set forth in Treasury Regulation section 1.425-1(a)(4)(i) in order to preserve the value of options issued under the Plan in light of Methode's diluted value after the Distribution) or (B) the issuance (or in the case of an option, issuance and exercise) of which is not treated, pursuant to the Letter Ruling, as an "acquisition" of stock for purposes of section 355(e) of the Code and (y) Class A Common Stock issued to a holder of Class B Common Stock upon the holder's conversion of such Class B Common Stock into Class A Common Stock pursuant to the terms of such Class B Common Stock;

                    (2) the capital stock of, or other equity interest in,
               Methode or any of its Affiliates, including any redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of Methode or any of its Affiliates (or any announcement of any such action), other than (A) stock acquisitions permitted under Section 4.04(a)(ii)(1), above, (B) normal market trading and (C) the acquisition of Class B Common Stock upon a holder's conversion into Class A Common Stock pursuant to the terms of such Class B Common Stock;

                    (3) the transfer of assets to any Person in which Methode or any of its Affiliates holds, directly or indirectly, any stock, option, debt or other interest;

                    (4) any disposition of assets that is outside the ordinary course of business;

                    (5) the effectuation of any recapitalization of Methode or any of its Affiliates, including any stock split, reverse stock split, stock dividend or other change in capital structure (other than the repayment of any indebtedness outstanding immediately after the Distribution) other than upon a holder's conversion of Class B Common Stock into Class A Common Stock pursuant to the terms of such Class B Common Stock; and

                    (6) the making of any election under Treasury Regulations
               promulgated under Code Section 7701, or any successor regulation or provision, or the taking of any action or the failure to take any action that could cause an entity disregarded as an entity separate from its owner for Federal Income Tax purposes not to be disregarded.

               (b) Methode covenants and agrees, on behalf of itself and each other member of the Methode Group, that neither Methode nor any other member of the Methode Group will take any position (on a Tax Return, in a Tax proceeding or audit, or otherwise) that is inconsistent with the Ruling Request or the Letter Ruling.

               (c) Methode covenants and agrees, on behalf of itself and each other member of the Methode Group, in addition to the other representations, warranties, covenants and agreements set forth in this Agreement, Methode and each member of the Methode Group will take, or refrain from taking, as the case may be, such actions as Methode may require as necessary to ensure that the Reorganization qualifies for the intended Tax treatment, including such actions as Methode determines may be necessary to preserve the Tax treatment set forth in the Letter Ruling. Without limiting the generality of the foregoing, Methode covenants and agrees, on behalf of itself and each other member of the Methode Group, that Methode and each member of the Methode Group shall cooperate with Stratos if Stratos determines to obtain additional IRS rulings with respect to the Reorganization or any portion thereof, including rulings pertaining to whether any actual or proposed change in facts and circumstances affects the Tax treatment of the Reorganization or any portion thereof, and Stratos shall reimburse Methode for reasonable third-party costs and expenses directly related to requests for additional IRS rulings that are initiated by Stratos.

               (d) Following the Distribution Date, Methode and its Affiliates may take any action or engage in conduct otherwise prohibited by this Section
4.04 so long as (i) prior to such action or conduct, as the case may be, Methode obtains Stratos Sole Discretion Consent and, if Stratos so requires, Methode or Stratos receives (A) a ruling from the IRS in form and substance satisfactory to Stratos, in its sole and absolute discretion, and upon which Stratos can rely, to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling, or (B) an Opinion of Counsel that is in form and substance satisfactory to Stratos, in its sole and absolute discretion, and upon which Stratos can rely (which ruling or Opinion of Counsel, as the case may be, shall be obtained at the sole cost and expense of Methode), to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling or (ii) such action or conduct consists of the disposition of certain non-active trade or business assets that Methode has indicated to the IRS in connection with the Original Ruling Request may be disposed of following the Distribution.

               (e) Notwithstanding any other provision of this Agreement, Methode covenants, on behalf of itself and each other member of the Methode Group, that neither Methode nor any member of the Methode Group will apply for any additional IRS ruling pertaining to the Reorganization or any portion thereof unless, prior to applying, Methode obtains Stratos Sole Discretion Consent. Stratos shall be entitled to review and approve any request for, or document relating to, any such ruling prior to its submission to the IRS.

               (f) Methode recognizes that any failure by it or any of its Affiliates to comply with their obligations under this Section 4.04 may result in additional Taxes which could cause irreparable harm to Stratos, the Stratos Affiliates and their stockholders, and that such Persons may be inadequately compensated by monetary damages for such failure. Accordingly, if Methode or any Methode Affiliate shall fail to comply with any obligation under this Section 4.04, then the Parties agree that Stratos and each Stratos Affiliate shall be entitled to specific


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

performance by Methode or any Methode Affiliate, as the case may be, of their obligations set forth in this Section 4.04 and/or injunctive relief in addition to any other remedies.

         Section 4.05. REDETERMINATION. If, after the date hereof, the IRS issues Treasury Regulations under, or other guidance regarding, Section 355(e) of the Code, the Parties hereby agree to meet to review the conditions, requirements and covenants set forth in this Article IV, and to consider making appropriate revisions to this Article IV as well as seeking any additional rulings as may be appropriate in light of such regulations or other guidance.


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

                                    ARTICLE V

                              INDEMNITY OBLIGATIONS

         Section 5.01. BREACH. Methode and Stratos shall each indemnify and hold harmless the other Party and its Affiliates from and against the breach by any member of the Methode Group or the Stratos Group, as the case may be, of any representation, covenant, statement, promise or obligation under this Agreement.

         Section 5.02. TAX INDEMNIFICATION. Notwithstanding any other provision of this Agreement to the contrary:

               (a) If any Party or any of its Affiliates (collectively, jointly and severally, the "Indemnifying Parties") takes any action prohibited by
Article IV, above, or violates a representation or covenant contained in Article IV, above, or takes or fails to take any other action (any such action, failure to act or violation, a "Tainting Act") and the Reorganization or any portion thereof fails to qualify for the Tax treatment stated in the Letter Ruling in whole or in part as a result of such Tainting Act, then the Indemnifying Parties shall (jointly and severally) indemnify and hold harmless the other Party and its Affiliates (collectively, the "Indemnified Parties") against any and all Taxes and any other costs and liabilities imposed upon or incurred by the Indemnified Parties as a result of the Tainting Act, including any liability of the Indemnified Parties arising from Taxes imposed on shareholders of a Party to the extent (i) any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the Indemnified Parties on account of any such Tainting Act, or (ii) the Indemnified Parties assume or otherwise incur any liability for such Taxes or other costs or liabilities of such shareholders;

               (b) Stratos and its Affiliates shall (jointly and severally) indemnify and hold harmless Methode and its Affiliates for any Tax imposed upon or incurred by Methode and its

Affiliates as a direct or indirect result of any action taken after the Distribution by Stratos or any of its Affiliates. In addition, if (i) the Distribution is ultimately determined to be taxable to Methode and/or Methode's shareholders other than (x) in connection with cash in lieu of fractional shares or (y) as a result of an action with respect to which Methode or its Affiliates would be required to indemnify Stratos and its Affiliates pursuant to Section 5.02(a) or 5.04 of this Agreement, and (ii) Stratos or its Affiliates are not otherwise required to indemnify and hold Methode and its Affiliates harmless with respect to that determination under the other provisions of this Agreement, then Stratos and its Affiliates will indemnify and hold Methode and its Affiliates harmless for 50% (fifty percent) of any such Tax or other liability payable by Methode and its Affiliates as a result of that determination.

         Section 5.03. GROSS-UP. Any payment under this Agreement shall be (i) increased to take account of any Tax Detriment incurred from the receipt or accrual of payments hereunder (I.E., grossed-up for any Tax incurred on such payment, accrual and/or increase) and (ii) reduced to take account of any Tax Benefit attributable to the items to which such payments relate.

         Section 5.04. TENDER OFFER OR PURCHASE OFFER. Notwithstanding anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or group of Persons acquires beneficial ownership of Stratos or Methode common stock (or any other class of outstanding Stratos or Methode stock) or commences a tender or other purchase offer for the capital stock of Stratos or Methode or initiates any other form of transaction to acquire directly or indirectly Stratos or Methode stock, upon consummation of which such Person or group of Persons would acquire beneficial ownership of Stratos or Methode common stock (or any other class of outstanding Stratos or Methode stock) such that the Reorganization or any portion thereof shall fail to qualify for the Tax treatment stated in the Letter Ruling as a result of such acquisition, tender or other purchase offer, or other form of transaction, then the Party whose stock is the subject of the acquisition, tender or other purchase offer, or other form of transaction shall indemnify and hold harmless the other Party and its Affiliates against any and all Taxes and any other costs and liabilities imposed upon or incurred by the other Party, its Affiliates and their shareholders as a result of the failure of the Reorganization or any portion thereof to so qualify.

         Section 5.05. TAX INDEMNITY PAYMENTS. An Indemnifying Party shall make any payment or indemnity required by this Article V no later than 30 days after receipt of written notice from the Indemnified Parties of such payment or indemnity obligation, which notice shall be accompanied by a computation of the amounts due.

         Section 5.06. EFFECT OF SECTIONS 4.02(d) AND 4.04(d) OF THIS AGREEMENT. The Indemnified Parties shall be indemnified and held harmless under this
Article V without regard to the fact that any Indemnifying Party or Indemnified Party may have received Methode Sole Discretion Consent or Stratos Sole Discretion Consent, as the case may be, a ruling from the IRS or an Opinion of Counsel, as contemplated by Sections 4.02(d) and 4.04(d), above, or otherwise. The Indemnified Parties shall be indemnified and held harmless under Section 5.04, above, without regard to whether an acquisition of beneficial ownership results from a transaction that is not prohibited under Article IV, above.

                                   ARTICLE VI

                     COOPERATION AND EXCHANGE OF INFORMATION

         Section 6.01. COOPERATION. (a) Each Party shall cooperate (and shall cause its Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include (i) the retention and provision on demand of books, records, documentation, other information, or copies thereof relating to any Tax Return until the later of (x) a Final Determination regarding liability for Taxes to which such Tax Return relates and (y) in the event any claim has been made under this Agreement for which such information is relevant, a final resolution with respect to such claim, (ii) the provision of additional information with respect to an explanation of Tax Practices and material provided under clause (1) of this Section 6.01(a), (iii) the execution of any document (including powers of attorney) that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the Methode Group or the Stratos Group, or in connection with any audit, dispute, proceeding, suit or action addressed in the preceding sentence, (iv) the use of the Party's reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing, (v) the completion of such tax packages and other work papers as requested, and within the reasonable time specified, by the requesting party (including the provision of such information in electronic format, if so specified by the requesting party), and (vi) the satisfaction of applicable withholding requirements. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

               (b) Each Party (a "Notifying Party") shall use reasonable efforts to keep the other Party advised as to the status of Tax audits and litigation involving any issue (a "Liability Issue") that (i) relates to a Tax of the other Party (or its Affiliates), or (ii) could give rise to liability of the other Party (or its Affiliates) under this Agreement. The Notifying Party shall promptly furnish such other Party copies of any inquiries or requests for information from any Taxing Authority concerning any Liability Issue. If applicable under Section 6.02, below, the other Party shall have the right to consult with the Notifying Party regarding any responses to such requests and the Notifying Party shall provide such other Party with copies of any such written responses before such responses are given to any Taxing Authority. Without limiting the generality of the foregoing, each Party shall promptly furnish to the other Party, upon receipt, a copy of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency received by such Party or any of its Affiliates, as the case may be, relating to any Liability Issue or any adjustment referred to in Section 6.01(c), below.

               (c) Methode shall advise and consult with Stratos with respect to any proposed Tax adjustments relating to the Methode Group that are the subject of an audit or investigation of a Taxing Authority or are the subject of litigation and that may affect any Tax Item of any member of the Stratos Group after the Distribution Date.

         Section 6.02. CONTEST PROVISIONS. (a) Subject to the cooperation provisions in Section 6.01, above, Methode shall have the full responsibility and control over the handling of any Tax controversy, including an audit, a protest to the Appeals Division of the IRS, litigation in the Tax Court or any other court of competent jurisdiction, and any other federal, state, local or foreign hearing or administrative proceeding, (a "Tax Controversy"), involving any Methode Return, except to the extent the Tax Controversy relates to the Reorganization or any portion thereof, with respect to which Methode and the Stratos shall have joint control. Upon request by Stratos, however, and subject to Methode Reasonable Discretion Consent and the cooperation provisions in Section 6.01, above, Stratos shall, at Stratos' expense and in its sole discretion, be allowed to participate in and share control over the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which Stratos would be liable, or a refund of Tax for which Stratos would be entitled to receive payment, under this Agreement.

               (b) Subject to the cooperation provisions in Section 6.01, above, Stratos shall have the full responsibility and control over the handling of any Tax Controversy involving any Stratos Return; PROVIDED, HOWEVER, that Methode shall, at Methode's expense and in its sole discretion, be allowed to participate in and share control over the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which Methode would be liable, or a refund of Tax for which Methode would be entitled to receive payment, under this Agreement.

               (c) Each Party shall promptly notify the other Party of any inquiries by any Taxing Authority that relate to any Tax that may be imposed on the other Party or any of its Affiliates or that might give rise to any liability on any of the part of the other Party or any of its Affiliates under this Agreement.

         Section 6.03. NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the Parties at the following address (or such other address as may be provided in writing from time to time by one Party to the other Party after the date hereof):

         To Methode or any member of the Methode Group:

               Methode Electronics, Inc.
               7401 West Wilson Avenue
               Chicago, IL 60706
               Attention:  Kevin Hayes, Chief Financial Officer

         To Stratos or any member of the Stratos Group:
               Stratos Lightwave, Inc.
               7444 West Wilson Avenue
               Chicago, IL 60706
               Attention:  David Slack, Chief Financial Officer

         In each case, with copies to:
               Dewey Ballantine LLP
               1775 Pennsylvania Avenue, N.W.
               Washington, D.C. 20006-4605
               Attention:  Joseph M. Pari

         Section 6.04. COMPLETE AGREEMENT. This Agreement, together with the Distribution Agreement, the Master Separation Agreement, and all Ancillary Agreements, constitutes the entire agreement of the Parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Methode Group or the Stratos Group. In the event and to the extent there is a conflict between the provisions of this Agreement and the Distribution Agreement, the Master Separation Agreement or any Ancillary Agreement, the provisions of this Agreement shall control. This Agreement may not be amended except by an agreement in writing, signed by the Parties.

         Section 6.05. DISPUTES. Except as otherwise provided in Section 3.10, above, resolution of any and all disputes arising from or in connection with this Agreement shall be in accordance with the provisions of Section 6.1 of the Distribution Agreement.

         Section 6.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Illinois.

         Section 6.07. PARTIES IN INTEREST, SUCCESSORS AND ASSIGNS. This Agreement is being entered into by Methode and Stratos on behalf of themselves and their respective Affiliates following the Contribution. This Agreement shall constitute a direct obligation of each such Person and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes an Affiliate of Methode or Stratos in the future. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their Affiliates and their respective successors and permitted assigns. A Party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other Party.

         Section 6.08. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

         Section 6.09. LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

         Section 6.10. EXPENSES. Unless otherwise expressly provided in this Agreement or in the Distribution Agreement, each Party shall bear any and all expenses that arise from its respective obligations under this Agreement.

         Section 6.11. CONFIDENTIALITY. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

         Section 6.12. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.


                                      * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                                   METHODE ELECTRONICS, INC.

                                   By: /s/ Lee L. Spinner
                                      -------------------------------
                                   Name:  Lee L. Spinner
                                   Title: Director of Taxes


                                   STRATOS LIGHTWAVE, INC.

                                   By: /s/ Michael T. Perkins
                                      --------------------------------
                                   Name:  Michael T. Perkins
                                   Title: Vice President, Administration




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